Scottish Re Group Limited Appoints Glenn S. Schafer as Chairman of the Board of Directors

Company Release - 05/04/2006 20:57

HAMILTON, Bermuda--(BUSINESS WIRE)--May 4, 2006--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that Glenn S. Schafer has been appointed Chairman of the Board of Directors, replacing Michael
C. French who retired at the conclusion of the Company's Annual General Meeting on March 3, 2006. Mr. French served as Chairman since March 2000 and will continue to serve on the Company's Board.


"We are very pleased to have Glenn serve as Chairman of our Board," said Scott
E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited. "His enormous success in the insurance industry, which includes more than 20 years with Pacific Life, makes him an ideal choice for Chairman of the Board of Directors. We look forward to his leadership for many years."


Glenn S. Schafer said, "I have greatly enjoyed my association with Scottish Re since 2001 as it has grown to become one of the three largest life-reinsurance companies in North America and one of the top five globally. As Chairman, I look forward to working with the management team and the other Directors to build on the Company's record of success."


Mr. Schafer re-joined the Board of Directors of Scottish Re on February 21, 2006, following a one-year absence due to commitments at Pacific Life. Mr. Schafer had previously served on the Company's Board of Directors from the end of 2001 through February 2005.


Mr. Schafer retired as Vice Chairman of Pacific Life Insurance Company at the end of 2005, having joined the company in 1986. During his tenure at Pacific Life, Mr. Schafer served as Chief Financial Officer, President, and Vice Chairman. Mr. Schafer began his career with Peat Marwick Mitchell and Company in 1971 and joined Alexander Hamilton Life Insurance Company in 1974, eventually rising to senior vice president and Chief Financial Officer of that organization. He joined E.F. Hutton Life in 1982 and worked there until his move to Pacific Life.


Mr. Schafer graduated from Michigan State University with a Bachelor of Science degree in accounting. He received an MBA in finance from the University of Detroit in 1976. In addition, he is a member of the American Institute of Certified Public Accountants and a Fellow of the Life Management Institute.


Michael C. French served as Chairman of the Board since March 2000. Mr. French has also served as a Director and Chief Executive Officer of Scottish Re Group Limited from May 1998 to December 2004, and as President from May 1998 to March 2000.


About Scottish Re


Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best Company. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


    CONTACT: Scottish Re Group Limited
             Scott E. Willkomm, 441-298-4364
             scott.willkomm@scottishre.comwww.scottishre.com

    SOURCE: Scottish Re Group Limited